EXHIBIT C

                               AMENDMENT NO. 1
                                     TO
                              RIGHTS AGREEMENT


     AMENDMENT NO. 1 to the Rights Agreement dated June 18, 1991 (the "Agreement") between Computer Associates International, Inc., a Delaware corporation (the "Company") and Manufacturers Hanover Trust Company, as Rights Agent (the "Rights Agent").

     Pursuant to Section 27 of the Agreement, the Agreement is hereby amended as follows:

1. Section 7(b) of the Agreement is hereby deleted in its entirety and in lieu thereof there is substituted:

          "(b) The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be Three Hundred ($300.00) Dollars, and shall be subject to adjustment from time to time as provided in
     Section 11 and Section 13(a) and to amendment from time to time as provided in Section 27 of the Agreement and shall be payable in accordance with paragraph (c) below."

2. The first sentence of Exhibit B to the Agreement entitled "Form of Rights Certificate" is hereby amended by substituting $300.00 for $35.00 as the Purchase Price.

3. The second sentence of the second paragraph of Exhibit C to the Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended by substituting $300.00 for $35.00 as the Purchase Price.

4. The fourth full paragraph under the caption "Purchase of Stock of the Company" set forth in Exhibit C to the Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended in its entirety as follows:

          "For example, at a Purchase Price of $300.00 per Right, each Right not owned by an Acquiring Person or an Adverse
     Person following a triggering event would entitle its holder to purchase $600.00 worth of Common Stock (or other consideration,a s noted above) for $300.00. Assuming that the Common Stock had a per share value of $75.00 at such time, the holder of each valid Right would be entitled to purchase eight
     (8) shares of Common Stock for $300.00."

5.   The second sentence of the third paragraph under the caption
"Miscellaneous" set forth in Exhibit C to the Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby deleted and in lieu thereof the following is substituted:

     "A copy of the Rights Agreement is also available free of charge from the Rights Agent, Chemical Bank, c/o Chemical
     Mellon Shareholder Services, 85 Challenger Road, Overpeck
     Centre, Ridgefield Park, New Jersey, 07660

     In Witness Whereof the undersigned have caused this instrument to be executed by its duly authorized officers as of this 17th day of May, 1995.

                              COMPUTER ASSOCIATES
                              INTERNATIONAL, INC.,
                              a Delaware Corporation


                              By: /s/ Peter A. Schwartz
                                  Peter Schwartz
                                  Sr. Vice President &
                                  Chief Financial Officer


                              CHEMICAL BANK, as Successor
                              Rights Agent to Manufacturers
                              Hanover Trust Company pursuant to
                              Section 19 of the Agreement


                              By:  /s/Eric Leason
                                 --------------------

                                  Its  Vice President
                                      -------------------